Exhibit 10.2

LOSS PORTFOLIO TRANSFER

REINSURANCE AGREEMENT

by and between

JRG REINSURANCE COMPANY LTD.

and

FORTITUDE REINSURANCE COMPANY LTD.

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Effective: October 1, 2021

TABLE OF CONTENTS

1.	BASIS OF RETROCESSION	1
2.	DEFINITIONS; INTERPRETATION	2
3.	REPORTS AND REVIEW	6
4.	TERM OF THIS AGREEMENT	8
5.	TRANSACTIONS TO BE EFFECTUATED AT CLOSING	9
6.	REINSURANCE PREMIUM	9
7.	FUNDS WITHHELD ACCOUNT	10
8.	SPECIAL EVENTS OF DEFAULT BY RETROCESSIONAIRE	11
9.	REPRESENTATIONS AND WARRANTIES	11
10.	COVENANTS	14
11.	DISPUTE HANDLING	14
12.	INDEMNIFICATION	15
13.	CONFIDENTIALITY	15
14.	NOTICES	17
15.	MISCELLANEOUS	17
16.	COLLATERALIZATION OF NET SUBJECT LIABILITIES	21
17.	INSOLVENCY	23
18.	ARBITRATION	23
19.	GOVERNING LAW AND JURISDICTION	25
20.	INTERMEDIARY	26

ATTACHMENTS

Schedule A - Data Report

Schedule B - Subject Business

Schedule C - Addresses

Schedule D - Brokerage

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i

LOSS PORTFOLIO TRANSFER

RETROCESSION AGREEMENT

(hereinafter referred to as the “Agreement”)

by and between

JRG REINSURANCE COMPANY LTD.

(hereinafter referred to as the “Retrocedant”)

and

FORTITUDE REINSURANCE COMPANY LTD.

(hereinafter referred to as the “Retrocessionaire”)

(each a “Party” and collectively the “Parties”)

ARTICLE 1 - BASIS OF RETROCESSION

A.	Subject to Retrocedant (1) establishing the FWA in accordance with the Funds Withheld Account Article and crediting to such FWA the Withheld Premium less the Pre-Closing UNL and (2) paying directly to Retrocessionaire the Payable Premium, in accordance with the Reinsurance Premium Article on the Closing, Retrocedant shall cede to Retrocessionaire, and Retrocessionaire shall assume from Retrocedant, 100% of the UNL from the Effective Date according to the terms and conditions of this Agreement, subject at all times to the Aggregate Limit.

B.	Except as otherwise provided for herein, all reinsurance provided under this Agreement shall be subject to the same rates, terms, conditions, waivers, and interpretations, and to the same modifications, cancellations and alterations, as the Underlying Contracts. Retrocessionaire shall absolutely and unconditionally follow the underwriting fortunes of Retrocedant in respect of the Subject Business, and Retrocessionaire shall be bound, without limitation, by all payments and settlements entered into by Retrocedant, subject always to the terms, conditions and limitations of this Agreement.

C.	Retrocedant shall have the sole authority to administer the Underlying Contracts in all respects, which authority shall include, but not be limited to, authority to bill for and collect premiums, adjust all claims and handle all disputes. Any proposed amendments, commutations and cancellations of the Underlying Contracts that require the consent of Retrocedant shall be subject to the consent of Retrocessionaire and, absent having provided such consent, Retrocessionaire shall not be responsible for any UNL resulting from such amendments, commutations, or cancellations. Retrocessionaire will be deemed to have consented to Retrocedant’s action if Retrocessionaire fails to respond to Retrocedant’s written request for such consent:

1.	within 15 Business Days with respect to commutations;

2.	within 3 Business Days with respect to special acceptance requests; or

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3.	within 10 Business Days with respect to all other proposed amendments and cancellations.

Retrocessionaire shall have the right, but not the obligation, to associate, at the sole expense of Retrocessionaire, in the adjustment, litigation, or negotiation of claims arising under the Subject Business, and Retrocedant shall take account of Retrocessionaire’s advice.

D.	Retrocedant shall provide to Retrocessionaire:

1.	bordereaux, reports and other relevant information received by Retrocedant relating to the Subject Business within 10 Business Days following Retrocedant’s receipt of such materials; and

2.	with respect to a claim where Retrocedant’s share of the total paid and incurred amount exceeds $250,000, the individual claim report within 10 Business Days following Retrocedant’s receipt of such report from the ceding company;

E.	This Agreement is solely between Retrocedant and Retrocessionaire, and performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. In no instance will anyone other than Retrocedant or Retrocessionaire have any rights under this Agreement and the direct writing insurers will be and remain solely liable to any policyholder or claimant under any of the Reinsured Policies.

ARTICLE 2 - DEFINITIONS; INTERPRETATION

A.	In this Agreement:

“Actuary Panel” has the meaning given to it in the Term of this Agreement Article.

“Affiliate” means, in relation to any Party, any person or entity under the control of or under common control with the Party.

“Aggregate Limit” means $400,000,000.

“Applicable Law(s)” means all applicable foreign, federal, state or local laws, rules, regulations, ordinances, directives, statutes, treaties, conventions and other agreements within the United States of America, rules of common law, and all other laws of, or having effect in, any jurisdiction from time to time, authorizations, permits, licenses, any rules of any stock exchange on which the shares of any Party (or any Affiliate thereof) are listed and any binding order, decree or ruling of any Regulatory Authority having jurisdiction with respect to the Subject Business and any formal guidance or measures of any Regulatory Authority directed at the business of the type that comprises the Subject Business.

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“Business Day” means any day (other than a Saturday or Sunday) on which banks are open for business in both Bermuda and New York.

“Closing” has the meaning given to it in the Transactions to be Effectuated at Closing Article.

“Commutation Amount” has the meaning given to it in the Term of this Agreement Article.

“Commutation Amount Statement” has the meaning given to it in the Term of this Agreement Article.

“Confidential Information” has the meaning given to it in the Confidentiality Article.

“Data Report” means the report prepared in accordance with paragraph A of the Reports and Review Article.

“Effective Date” shall mean October 1, 2021.

“Extra Contractual Obligations” means all liabilities or obligations and any related expenses (including attorneys’ fees), other than those insured or reinsured under the express terms and within the limits of the Reinsured Policies or the Underlying Contracts, whether to policyholders, Regulatory Authorities or any other person, arising out of or relating to the Reinsured Policies or the Underlying Contracts, including for consequential, exemplary, punitive, compensatory, special, statutory or regulatory damages (or fines, penalties, taxes, forfeitures or similar charges of a penal or disciplinary nature) or any other form of extra-contractual damages or liability relating to the Reinsured Policies or Underlying Contracts, including those that arise from any alleged or actual act, error or omission (due to negligence, fraud, bad faith or otherwise) relating to (a) the administration of the Reinsured Policies or the Underlying Contracts, (b) the investigation, defense, trial, settlement or handling of claims, benefits or payments arising out of, under or with respect to the Reinsured Policies or the Underlying Contracts, or (c) the failure to pay, or the delay in payment, of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies or Underlying Contracts or errors in calculating or administering the payment of, benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies or Underlying Contracts.

“Funds Withheld Account” or “FWA” has the meaning given to it in the Funds Withheld Account Article.

“Funds Withheld Investment Credit” has the meaning given to it in the Funds Withheld Account Article.

“FWH Transfer Date” has the meaning given to it in the Funds Withheld Account Article.

“Intermediary” has the meaning given to it in the Intermediary Article.

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Effective: October 1, 2021

“Net Subject Liabilities” or “NSL” means an amount equaling the difference between (i) all of the reserves established by Retrocedant for the Subject Business hereunder, including reserves for incurred but not reported UNL, reserves for UNL paid but not recovered from the Retrocessionaire, reserves for UNL reported and outstanding, unearned premium reserves, and any other reserves for UNL, and (ii) the remaining balance of the FWA, in each case as of the time of calculation.

“New York Courts” shall have the meaning given to it in the Arbitration Article.

“Notice” has the meaning given to it in the Notices Article.

“Payable Premium” has the meaning given to it in the Reinsurance Premium Article.

“Petitioner” shall have the meaning given to it in the Arbitration Article.

“Pre-Closing UNL” means UNL on or after the Effective Date and prior to Closing in respect of the Subject Business.

“Quarter” or “Quarterly” shall mean standard financial calendar quarters.

“Recoverable Third-party Retrocessions” means all retrocession amounts recoverable from any Third-party Retrocessions.

“Regulatory Authority” means any person, body, authority, government, local government, regulatory agency with regulatory enforcement, administrative and/or criminal powers in any jurisdiction.

“Reinsurance Premium” has the meaning given to it in the Reinsurance Premium Article.

“Reinsured Policies” means the policies written, issued or assumed by the direct writing insurers subject to the Subject Business.

“Respondent” shall have the meaning given to it in the Arbitration Article.

“Retrocedant Authorized Representative” means Daniel Heinlein, or any other person appointed by Retrocedant to that role from time to time as notified in writing to Retrocessionaire.

“Retrocessionaire Authorized Representative” means Jack McGregor, or any other person appointed by Retrocessionaire to that role from time to time as notified in writing to Retrocedant.

“Senior Executive” shall have the meaning given to it in the Arbitration Article.

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Effective: October 1, 2021

“Subject Business” means those Underlying Contracts underwritten by Retrocedant as set forth in Schedule B attached hereto, with effective dates on or before December 31, 2020.

“Third-party Retrocessions” means that part or all of any contracts of retrocession pursuant to which Retrocedant has ceded any portion of the Subject Business.

“Ultimate Net Loss” or “UNL” means the sum of (i) all amounts paid or payable pursuant to the Underlying Contracts and (ii) the following amounts:

1.	Documented third party expenses (excluding salaries and expenses of Retrocedant’s employees and its office and overhead expenses) incurred by Retrocedant in connection with the investigation, adjustment, settlement, litigation, mediation, arbitration, defense or appeal of any claim arising under the Subject Business, provided that such expenses shall only constitute UNL if prior to incurring such expenses, Retrocedant obtains Retrocessionaire’s prior written consent.

Retrocedant shall inform Retrocessionaire of its intent to engage third parties and of the estimated cost of doing so. If Retrocessionaire fails to respond within 10 Business Days, then Retrocessionaire’s consent shall be deemed to have been given to such expenditure.

Retrocedant shall not be considered to be in breach of paragraph B of the Covenants Article if it fails to take an action due to Retrocessionaire’s refusal to consent to the third party expenses required for such action or if Retrocessionaire has mandated an alternative course of action by withholding consent for third party expenses required for Retrocedant’s original course of action.

2.	Extra Contractual Obligations solely to the extent reimbursable in accordance with the Dispute Handling Article.

Less

3.	Recoverable Third-party Retrocessions and other amounts recoverable by Retrocedant with respect to the Subject Business.

For the avoidance of doubt, UNL shall exclude any amounts paid prior to the Effective Date.

For the avoidance of doubt, the Aggregate Limit shall be eroded by any Pre-Closing UNL.

Nothing in the foregoing shall be construed as implying that amounts are not recoverable hereunder by the Retrocedant until a final determination of UNL.

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“Underlying Contract(s)” mean the reinsurance contracts that are included in the Subject Business.

“Withheld Premium” has the meaning given to it in the Reinsurance Premium Article.

B.	For all purposes of this Agreement, whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE 3 - REPORTS AND REVIEW

A.	Retrocedant shall deliver to Retrocessionaire a report which shall set out and track any activity impacting the Subject Business, including all UNL, in the form contained in Schedule A attached hereto (such report referred to as the “Data Report”) in accordance with the following:

1.	Five Business Days prior to the Closing, Retrocedant will provide to Retrocessionaire the Data Report setting forth the estimated Pre-Closing UNL;

2.	Within 20 Business Days following the Closing, Retrocedant will provide to Retrocessionaire the Data Report setting forth the actual Pre-Closing UNL;

3.	On and within 20 Business Days following the end of the Quarter in which the Closing occurs, and on and within 20 Business Days following the end of each Quarter thereafter, Retrocedant will provide to Retrocessionaire the Data Report setting forth the UNL for that Quarter (or portion thereof as respects the initial Quarter, if applicable).

B.	If the Data Report reflects a payment owed to Retrocessionaire, any such payment shall be made by Retrocedant within 20 Business Days following the date of delivery of the Data Report. If the Data Report reflects a payment owed to Retrocedant after:

1.	The FWH Transfer Date; or

2.	The FWA balance reaches zero prior to the FWH Transfer Date;

any such payment, subject to the Payment Limit, shall be made by Retrocessionaire within 20 Business Days following the date of delivery of the Data Report. For the avoidance of doubt, Retrocessionaire shall have no obligation to remit any UNL to Retrocedant unless and until the occurrence of either (1) or (2) above and shall then remit UNL equal to the difference between the amount due and the balance of the FWA. Notwithstanding anything to the contrary contained herein, it is understood and agreed that Retrocessionaire’s liability to remit payment to Retrocedant shall not exceed the following:

3.	The positive balance, if any, remitted to Retrocessionaire by Retrocedant on the FWH Transfer Date; plus

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4.	The difference between the Aggregate Limit ($400,000,000) and the Withheld Premium ($310,000,000), being $90,000,000.

(items 3 and 4 together, the “Payment Limit”)

C.	Retrocedant shall notify Retrocessionaire as soon as reasonably practicable in writing if it becomes aware of any material error in the Data Report and promptly issue a revised Data Report correcting it.

D.	Retrocessionaire and Retrocessionaire Authorized Representatives will have, upon prior written Notice, reasonable access during normal business hours to Retrocedant’s bordereaux accounting and claims payment working papers with respect to the Subject Business and relating to any Data Report and the calculations set forth therein. Retrocessionaire will have the right to review any Data Report and comment thereon for a period of 20 Business Days after receipt thereof, and the following shall apply:

1.	In the event Retrocessionaire does not dispute Retrocedant’s calculation set forth in a Data Report within such 20 Business Day review period, the Data Report will be deemed mutually agreed and shall be final and binding on the Parties;

2.	In the event Retrocessionaire disputes Retrocedant’s calculation set forth in a Data Report within such 20 Business Day review period, and the Parties are able to mutually agree to a revised Data Report within 5 Business Days after the dispute was made, the revised Data Report shall be final and binding on the Parties.

3.	In the event Retrocessionaire disputes Retrocedant’s calculation set forth in a Data Report within such 20 Business Day review period, and the Parties cannot come to mutual agreement on a revised Data Report within 5 Business Days after the dispute was made, Retrocessionaire may elect to retain an agreed upon independent accounting firm to review the Data Report, with the cost of such independent accounting firm to be borne by the Party whose calculation of the Data Report was further from the amount determined by the independent accounting firm, provided that if the amount determined by the independent accounting firm is the midpoint between the calculations of the amounts submitted by the Parties, then the expenses of the independent accounting firm shall be paid equally by the Parties. The Parties shall direct the independent accounting firm to review only those parts of the calculation that are disputed, and based on such review, to provide any proposed changes to the Parties no later than 20 Business Days from its receipt thereof, and any such revised Data Report shall be final and binding on the Parties. The dispute resolution procedure set forth in this subparagraph D(3) shall be in lieu of, and not in addition to, the dispute resolution procedures set forth in the Arbitration Article.

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ARTICLE 4 - TERM OF THIS AGREEMENT

A.	Upon satisfaction of the conditions set forth in the Transactions to be Effectuated at Closing Article, this Agreement shall commence on the Effective Date and shall remain in force until the earliest of:

1.	The date on which the Aggregate Limit hereunder is exhausted;

2.	The effective date of commutation of this Agreement.

B.	This Agreement may be commuted by (1) mutual written agreement of the Parties, or (2) as may be required by Retrocedant as provided in the Special Events of Default by Retrocessionaire Article.

C.	In the event this Agreement is commuted in accordance with the foregoing paragraph B, Retrocedant shall prepare and provide to Retrocessionaire a settlement statement (the “Commutation Amount Statement”) within 20 Business Days of the commutation date setting forth the settlement amount due between the Parties equaling the present value of NSL as of the commutation date assuming a 2% discount rate. Such amount shall be the “Commutation Amount.” Retrocessionaire will have the right to review the Commutation Amount Statement and comment thereon for a period of 20 Business Days after receipt thereof. In the event Retrocessionaire does not dispute the Commutation Amount Statement within such review period, the Commutation Amount Statement will be deemed accepted by Retrocessionaire, in which case:

1.	To the extent the Commutation Amount is a positive value, subject to the Payment Limit, Retrocessionaire shall promptly pay such amount directly to Retrocedant; or

2.	To the extent the Commutation Amount is a negative value, Retrocedant shall promptly pay such amount directly to Retrocessionaire.

D.	In the event Retrocessionaire disputes Retrocedant’s calculation of the Commutation Amount in the foregoing paragraph C, the dispute shall be resolved by a panel of three independent actuaries, one selected by Retrocedant, one selected by Retrocessionaire and the third selected by the Party-selected actuaries (an “Actuary Panel”). The Actuary Panel’s review of the Commutation Amount shall be a de novo calculation applying the Actuary Panel’s own interpretation of standard actuarial principles, calculating a new Commutation Amount that is between Retrocedant’s and Retrocessionaire’s calculation thereof. Retrocedant and Retrocessionaire shall use commercially reasonable efforts to cause the Actuary Panel to deliver its resolution of such dispute within 20 Business Days of the request by the Parties, and such determination shall be binding on the Parties. The expenses of the Actuary Panel shall be paid by the Party whose calculation of the Commutation Amount was further from the amount determined by the Actuary Panel, provided that if the amount determined by the Actuary Panel is the midpoint between the calculations of the Commutation Amount submitted by the Parties, then the expenses of the Actuary Panel shall be paid equally by the Parties. The dispute resolution procedure set forth in this paragraph D shall be in lieu of, and not in addition to, the dispute resolution procedures set forth in the Arbitration Article.

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E.	Payment by either Party of the Commutation Amount shall constitute a full and final release of the Parties’ liabilities under this Agreement.

ARTICLE 5 - TRANSACTIONS TO BE EFFECTUATED AT CLOSING

A.	Unless otherwise agreed to by the Parties in writing, the closing of the transactions contemplated under this Agreement (the “Closing”) will occur by the 10th Business Day after the conditions set forth below in this paragraph A are satisfied:

1.	Approvals by each Party’s governing authority according to its bylaws and Applicable Law;

2.	All required regulatory approvals by the applicable Regulatory Authority have been obtained; and

3.	The execution of this Agreement.

B.	On the Closing, in accordance with the terms of this Agreement:

1.	Retrocedant shall cede to Retrocessionaire, and Retrocessionaire shall assume from Retrocedant, 100% of the UNL from the Effective Date according to the terms and conditions of this Agreement, subject at all times to the Aggregate Limit;

2.	Retrocedant shall establish the FWA in accordance with the Funds Withheld Account Article and credit to the FWA the Withheld Premium less the Pre-Closing UNL in accordance with the Reinsurance Premium Article; and

3.	Retrocedant shall pay directly to Retrocessionaire the Payable Premium in accordance with the Reinsurance Premium Article.

ARTICLE 6 - REINSURANCE PREMIUM

As consideration for the transactions contemplated by this Agreement, on the Closing, the reinsurance premium shall be as follows:

1.	Retrocedant shall credit to the FWA an amount equal to $310,000,000 (the “Withheld Premium”) less the Pre-Closing UNL.

2.	Retrocedant shall pay directly to Retrocessionaire an amount equal to $25,000,0000 (the “Payable Premium”).

The sum of the Withheld Premium and the Payable Premium shall be the “Reinsurance Premium”.

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ARTICLE 7 - FUNDS WITHHELD ACCOUNT

A.	On the Closing, Retrocedant will establish a notional funds withheld account (the “Funds Withheld Account” or “FWA”) with an initial funds withheld account balance equal to the Withheld Premium less the Pre-Closing UNL.

B.	For each Quarterly period from the Closing, the balance in the FWA at the end of the Quarter shall equal:

1.	The balance in the FWA at Closing for the first Quarter (or portion thereof) following Closing, and subsequently at the end of the prior Quarter; less

2.	Any UNL paid during the Quarter in respect of the Subject Business.

For each Quarterly period from the Closing, Retrocedant shall calculate the “Funds Withheld Investment Credit” as of the relevant Quarterly period which shall be an amount equal to the product of the following:

3.            The average of:

a.	The balance of the FWA as of the beginning of the applicable Quarter; and

b.	The balance of the FWA as of the end of the applicable Quarter;

multiplied by

4.             0.50%.

5.             If the period between:

a.	Closing and the end of the Quarter; or

b.	the end of the immediately preceding Quarter and the exhaustion of the FWA;

is less than 91 calendar days (a “Partial Quarter”), then the Funds Withheld Investment Credit shall be pro rated by multiplying the amount calculated in subparagraphs 3 and 4 above by the ratio of the number of calendar days in such Partial Quarter to 91 days.

If such Funds Withheld Investment Credit is a positive value, it shall be paid directly to the Retrocessionaire within 20 Business Days after at the end of each Quarter.

C.	On October 1, 2027 or on the date when the balance in the FWA reaches $25,000,000, whichever occurs first (the “FWH Transfer Date”), the Retrocedant shall remit to the Retrocessionaire the positive balance in the FWA, resulting in a FWA balance equal to zero.

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ARTICLE 8 - SPECIAL EVENTS OF DEFAULT BY RETROCESSIONAIRE

A.            Retrocessionaire shall be considered in default in the event:

1.	Retrocessionaire is in material breach of its obligations to remit funds pursuant to the terms of this Agreement (other than as a result of any act or omission by Retrocedant); or

2.	Retrocessionaire has its authority to transact any classes of reinsurance or insurance necessary in connection with its obligations under this Agreement withdrawn or suspended; or

3.	Local statutory regulations restrict or prohibit Retrocessionaire’s performance of any or all of its material obligations under this Agreement; or

4.	Retrocessionaire’s A.M. Best rating has been suspended or withdrawn or downgraded below A-.

B.	Retrocedant, in addition to any other remedies it has under the terms of this Agreement or otherwise, may provide Notice to Retrocessionaire of such default, and if Retrocessionaire fails to cure such default within 30 Business Days from receipt of the Notice of default, in Retrocedant’s sole discretion, Retrocedant may (i) commute this Agreement pursuant to paragraphs B and C of the Term of this Agreement Article; (ii) cease paying the Funds Withheld Investment Credit to Retrocessionaire and instead accrue such amount to the FWA; and/or (iii) require Retrocessionaire to collateralize 100% of the NSL according to the provisions of the Collateralization of Net Subject Liabilities Article.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

A.	Retrocedant hereby represents and warrants to Retrocessionaire as follows:

1.	Retrocedant is duly incorporated and validly existing under the laws of Bermuda and has the requisite corporate power and authority to (a) own its properties and assets and to carry on its business as currently conducted, (b) enter into and consummate the transactions contemplated by, and carry out its obligations under, this Agreement; and (c) execute and deliver this Agreement, perform its obligations under this Agreement and consummate the transactions contemplated under this Agreement.

2.	The transactions contemplated under this Agreement have been or will be duly authorized by all requisite corporate action on the part of Retrocedant prior to the Closing. Assuming due authorization, execution and delivery by Retrocessionaire, this Agreement constitutes the legal, valid and binding obligation of Retrocedant, enforceable against it in accordance with its terms except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and similar law affecting the enforcement of creditors’ rights generally, and general equitable principles (regardless of whether enforceability is considered a proceeding at law or in equity). The execution, delivery and performance by Retrocedant of this Agreement to which it is a party does not, and the consummation of the transactions contemplated hereunder will not: (a) conflict with, be prohibited by, or require any approval that has not already been obtained under, any of the provisions of the organizational documents of Retrocedant; (b) conflict with, result in a breach or default (with or without notice or lapse of time, or both) under, or be prohibited by any material contract or instrument to which Retrocedant is a party; or (c) contravene any requirements of law applicable to Retrocedant in any material respect.

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3.	Retrocedant has notified Retrocessionaire in writing of any and all non-routine or ordinary course investigations of Retrocedant or the underlying ceding company conducted by any Regulatory Authority that are currently ongoing and of which it is aware to the extent such investigation relates to Retrocedant’s ability to perform under this Agreement or the Subject Business.

4.	To Retrocedant’s knowledge, the materials provided by or on behalf of Retrocedant to Retrocessionaire or its affiliates or representatives in connection with this Agreement (including the material provided in the virtual data room) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, Retrocedant makes no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience, success or profitability of the Subject Business.

B.	Retrocessionaire represents and warrants to Retrocedant as follows:

1.	Retrocessionaire is duly incorporated, validly existing and in good standing under the laws of Bermuda and has the requisite corporate power and authority to (a) own its properties and assets and to carry on its business as currently conducted, (b) enter into and consummate the transactions contemplated by, and carry out its obligations under, this Agreement; and (c) execute and deliver this Agreement, perform its obligations under this Agreement and consummate the transactions contemplated under this Agreement. Retrocessionaire is duly qualified as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except when the failure to be so qualified or in good standing would not be reasonably likely to result in a material adverse effect on the Retrocessionaire.

2.	The execution and delivery by Retrocessionaire of this Agreement, the performance by Retrocessionaire of its obligations under this Agreement and the consummation by Retrocessionaire, as applicable, of the transactions contemplated under this Agreement, has been or will be duly authorized by all requisite corporate action on the part of Retrocessionaire prior to the Closing. Assuming due authorization, execution and delivery by Retrocedant, this Agreement constitutes the legal, valid and binding obligation of Retrocessionaire, enforceable against it in accordance with their terms except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and similar law affecting the enforcement of creditors’ rights generally, and general equitable principles (regardless of whether enforceability is considered a proceeding at law or in equity). The execution, delivery and performance by Retrocessionaire of this Agreement to which it is a party does not, and the consummation of the transactions contemplated hereunder will not: (a) conflict with, be prohibited by, or require any approval that has not already been obtained under any of the provisions of the organizational documents of Retrocessionaire; (b) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or be prohibited by any material contract or instrument to which Retrocessionaire is a party, except as would not have or be reasonably expected to have a material adverse effect on Retrocessionaire; or (c) contravene any requirements of law applicable to Retrocessionaire in any material respect.

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3.	As of the Closing, no consent, approval or authorization of, or declaration or filing with, or notice to, any Regulatory Authority is required to be made by or with respect to Retrocessionaire in connection with the execution, delivery and performance of this Agreement by Retrocessionaire or the consummation by Retrocessionaire of any of the transactions contemplated hereunder, other than such consent, approval, or authorization from any Regulatory Authority that has already been obtained by Retrocessionaire or any declaration, filing with or notice to any Regulatory Authority that has already been made by Retrocessionaire.

4.	Retrocessionaire has notified Retrocedant in writing of any and all non-routine or ordinary course investigations of Retrocessionaire conducted by any Regulatory Authority that are currently ongoing and of which it is aware, to the extent such investigation relates to Retrocessionaire’s ability to perform under this Agreement or the Subject Business.

5.	The financial condition of Retrocessionaire, as presented in the unaudited financial statements and other documentation and information provided by Retrocessionaire to Retrocedant prior to the Closing, is true, correct and complete in all material respects, other than the absence of footnotes related thereto and immaterial year-end adjustments in such unaudited financial statements.

6.	Prior to the Closing hereof, Retrocessionaire has made such due inquiry into the Subject Business as Retrocessionaire deems appropriate in its independent judgment and has received adequate information in order to enter into the transactions contemplated under the terms of this Agreement.

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ARTICLE 10 – COVENANTS

A.	During the term of this Agreement, each party will notify the other in writing of all non-routine or ordinary course investigations of such party or the underlying ceding company (that are currently ongoing and of which it becomes aware) conducted by any Regulatory Authority, to the extent such investigation relates to either party’s ability to perform under this Agreement or the Subject Business.

B.	During the term of this Agreement, Retrocedant shall use commercially reasonable efforts to continue to enforce its rights and obligations in the Underlying Contracts in the same manner as it would be expected to do absent the existence of this Agreement.

ARTICLE 11 – DISPUTE HANDLING

A.	If there is a dispute relating to the Subject Business between Retrocedant and its cedent (a “Dispute”), Retrocedant shall inform Retrocessionaire of its intended course of action and provide information regarding such dispute. Retrocessionaire shall have the right, but not the obligation, to associate, at the sole expense of Retrocessionaire, in the adjustment, litigation, negotiation or handling of any such Dispute, and Retrocedant shall take account of Retrocessionaire’s advice.

B.	With respect to cash calls, Retrocedant shall inform Retrocessionaire of its intended course of action within 1 Business Day of its receipt of notice of such cash call, and if Retrocessionaire fails to respond before the cash call is due to the cedent pursuant to the Underlying Contract, then Retrocessionaire’s consent will be deemed to have been given to Retrocedant’s intended course of action in relation to such cash call. For all other Disputes, the Retrocessionaire’s time to respond following being informed by Retrocedant pursuant to Section A above will be 10 Business Days, at which time consent shall be deemed to have been given to Retrocedant’s intended course of action in relation to the Dispute.

C.	If Retrocessionaire does not consent to Retrocedant’s contesting of the Dispute and Retrocedent refuses to pay such amount under Dispute, then any Extra Contractual Obligations incurred by Retrocedant arising from such course of action shall not be reimbursable as an Extra Contractual Obligation hereunder.

D.	If Retrocessionaire’s consent is provided for withholding such disputed amount from the cedent, then any Extra Contractual Obligation incurred by Retrocedant arising from such action shall be reimbursable as an Extra Contractual Obligation and added to UNL hereunder. No more than two times the original amount under Dispute shall erode any limit hereunder.

E.	Notwithstanding anything to the contrary in this Agreement, Retrocessionaire shall have the right, but not the obligation, to assume, at the sole expense of Retrocessionaire, the adjustment, litigation, negotiation or handling of any Dispute in the Retrocessionaire’s name, including directing Retrocedant’s course of action, selection of counsel, advisors and arbitrators (“Dispute Assumption”), and Retrocedant shall take account of Retrocessionaire’s advice or direction. In the event of a Dispute Assumption, any Extra Contractual Obligations incurred by Retrocedant arising from the relevant Dispute shall be paid by the Retrocessionaire in addition to any limit hereunder.

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ARTICLE 12 - INDEMNIFICATION

A.            Indemnification of Retrocessionaire by Retrocedant:

Retrocedant shall indemnify and hold harmless Retrocessionaire and its respective representatives from and against any and all liabilities, claims, damages and expenses (including reasonable attorneys’ fees and expenses) to the extent arising from or related to:

1.	Any breach of the representations and warranties by Retrocedant set forth in the Representations and Warranties Article; and

2.	Any fraud, as determined by a final adjudication, on the part of Retrocedant or related to the transactions contemplated by this Agreement.

B.            Indemnification of Retrocedant by Retrocessionaire:

Retrocessionaire shall indemnify and hold harmless Retrocedant and its respective representatives from and against any and all liabilities, claims, damages and expenses (including reasonable attorneys’ fees and expenses) to the extent arising from or related to:

1.	Any breach of the representations and warranties by Retrocessionaire set forth in the Representations and Warranties Article;

2.	Any fraud, as determined by a final adjudication, on the part of Retrocessionaire or its Affiliates related to the transactions contemplated by this Agreement.

C.	This Article shall be the sole and exclusive remedies of Retrocessionaire and Retrocedant for the breach of any representation or warranty contained in the Representations and Warranties Article. Each Party hereby waives any and all rights to rescission of this Agreement.

ARTICLE 13 - CONFIDENTIALITY

A.	Retrocessionaire hereby acknowledges that the terms and conditions of this Agreement, any materials provided in the course of audit or inspection and any documents, information and data provided to it by Retrocedant, whether directly or through an authorized agent, in connection with this Agreement, including Subject Business and the placement and execution of this Agreement (hereinafter referred to as “Confidential Information”), are proprietary and confidential to Retrocedant. Confidential Information shall not include documents, information or data that Retrocessionaire can show:

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1.	Are publicly available or have become publicly available through no unauthorized act of Retrocessionaire;

2.	Have been rightfully received from a third person without obligation of confidentiality; or

3.	Were known by Retrocessionaire prior to the placement of this Agreement without an obligation of confidentiality.

B.	Absent the written consent of Retrocedant, Retrocessionaire shall not disclose any Confidential Information to any third parties, except:

1.	When required by retrocessionaires as respects the Subject Business ceded to this Agreement;

2.	When required by regulators;

3.	When required by external auditors performing an audit of Retrocessionaire’s records in the normal course of business;

4.	When required in connection with an actual or potential dispute hereunder; or

5.	Where appropriate in connection with reporting or management purposes or in connection with any purpose related to the performance of Retrocessionaire’s obligations or enforcement of its rights under this Agreement, to Retrocessionaire or its Affiliates and their respective employees, directors, board observers, members of any oversight committee, officers, managers, rating agencies and investment managers and agents (including financial advisors, consultants, attorneys and accountants) (collectively, “FRL Representatives”), provided that Retrocessionaire shall remain liable for any breach of this Article by a FRL Representative to whom it provides Confidential Information.

Notwithstanding the foregoing, prior to disclosure of Confidential Information to any third party under this subparagraph B, Retrocessionaire shall advise such third party of the confidential nature of the Confidential Information and that it shall be bound by the obligations and provisions of this Article.

C.	Further, Retrocessionaire agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Agreement.

D.	Notwithstanding the above, in the event Retrocessionaire is required by court order, other legal process or any Regulatory Authority to release or disclose any or all of the Confidential Information, Retrocessionaire agrees to provide Retrocedant with Notice of same as soon as reasonably practicable prior to such release or disclosure, unless otherwise prohibited by law, and to use its commercially reasonable efforts to assist Retrocedant in maintaining the confidentiality provided for in this Article.

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E.	Retrocessionaire shall comply with any Applicable Laws that relate to the confidentiality, processing, privacy, security, protection, transfer or trans-border flow of information or data.

F.	The provisions of this Article shall extend to the officers, directors and employees of Retrocessionaire and its affiliates, and shall be binding upon their successors and assigns, and the obligations contained in this Article shall survive the termination or expiration of this Agreement.

ARTICLE 14 - NOTICES

A.	All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and in the English language, and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) delivered by email, provided that the email is promptly confirmed, or (iv) mailed to the Party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested.

B.	The addresses referred to in this Article are set forth on Schedule C attached hereto. Any Party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 5 Business Days’ prior notice thereof to the other Party.

ARTICLE 15 - MISCELLANEOUS

A.            Amendments

1.	This Agreement may be amended only by mutual consent of the Parties expressed in a written addendum executed by the Parties with the same formalities as this Agreement, and such addendum shall be deemed to be an integral part of this Agreement and binding on the Parties accordingly. The expression amendment shall include any variation, supplement, deletion or replacement howsoever effected.

2.	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

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B.	Costs

Each of the Parties shall pay its own costs incurred in connection with the negotiation and entering into of this Agreement, unless otherwise agreed or unless otherwise specified in this Agreement.

C.	Counterparts

This Agreement may be executed in any number of counterparts and by each Party on separate counterparts, each of which when executed and delivered is an original and all of which together evidence the same Agreement. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.

D.	Currency

All monetary amounts herein are in United States Dollars. All reports and accounts hereunder shall be rendered in United States Dollars. For the purpose of this Agreement where Retrocedant pays losses in currencies other than United States Dollars, such losses shall be converted into United States Dollars at the rate of exchange at the date of settlement of such losses.

E.	Entire Agreement

1.	This Agreement constitutes the entire agreement between the Parties in respect of the reinsurance of the Subject Business and it supersedes any previous agreements relating to the subject matter of this Agreement and sets out the complete legal relationship of the Parties arising from or connected with that subject matter. It is agreed that:

a.	No Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other Party or its Affiliates in relation to the reinsurance of the Subject Business which is not expressly set out in this Agreement; and

b.	The only right or remedy of a Party in relation to any provision of this Agreement shall be for breach of this Agreement, provided that this subparagraph E(1)(b) shall not exclude any liability for (or remedy in respect of) fraud (including fraudulent misrepresentation) of any Party or any of its agents or Affiliates or their agents or any liability that cannot be excluded or limited by law. Each Party agrees to the terms of this subparagraph E(1)(b) on its own behalf and as agent for each of its Affiliates.

2.	Save in the case of fraud (including fraudulent misrepresentation) on the part of the relevant Party or any of its agents or Affiliates, no Party shall be liable to the other in equity, contract or tort (including negligence) under the Misrepresentation Act 1967, other similar applicable law or in any other way for any statement, representation, covenant, indemnity, undertaking, assurance or warranty that is not set out in this Agreement.

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F.	Errors and Omissions

Errors or omissions of an administrative nature on the part of Retrocedant shall not invalidate the reinsurance under this Agreement, provided such errors or omissions are corrected after discovery. Nothing in this paragraph F shall limit any other rights or remedies of Retrocessionaire in respect of such errors or omissions.

G.	Further Assurances

Each of the Parties shall at any time (and from time to time on being reasonably required by the other Party) do and execute or procure to be done and executed, all acts, deeds, documents and things reasonably necessary and within its power to give effect to the terms of this Agreement.

H.	Invalidity and Severability

1.	This Agreement and the covenants herein contained shall be construed and enforced as a contractual indemnity and not as a contract to which the principle of utmost good faith applies. Accordingly no matter, fact or circumstances that would cause this Agreement to be in any respect, or to any extent, invalid or unenforceable, or capable of termination by Retrocessionaire or that would otherwise give rise to Retrocessionaire being relieved of any obligation hereunder or entitle Retrocessionaire to claim damages if it were to be treated as a contract of utmost good faith (but which would not do so if it was not so treated) (including, without limitation, any non-disclosure or inaccurate or misleading disclosure on the part of Retrocedant shall be taken to cause any such invalidity or unenforceability or to cause this Agreement to be capable of termination or to relieve Retrocessionaire of any obligation hereunder or give rise to any such claim for damages). This subparagraph I(1) shall not in any way restrict or affect any other remedy Retrocessionaire may have against Retrocedant under or in connection with this Agreement, whether such remedy arises in contract, tort, statute or otherwise.

2.	No provision of this Agreement shall be construed or have effect as a warranty unless expressly so described.

3.	There are no conditions precedent to the existence, validity or enforceability of this Agreement. This Agreement incepts with full force and effect on the Effective Date and Retrocessionaire acknowledges that it will not seek to assert or rely on any argument that any condition in this Agreement exists as a condition precedent under this Agreement.

4.	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the Applicable Laws of any jurisdiction that shall not affect:

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a.	The legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

b.	The legality, validity or enforceability under the Applicable Laws of any other jurisdiction of that or another provision of this Agreement.

I.	No Waiver

The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by Applicable Law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by Applicable Law presents further exercise of the right or remedy, or the exercise, of another right or remedy.

J.	Offset

Retrocedant or Retrocessionaire have and may exercise, at any time and from time to time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from one Party to the other Party hereto, under the terms and within the subject matter of this Agreement or under any other reinsurance or retrocession agreement hereafter entered into by and between them. In the event of an insolvency of a Party hereto, offset shall only be allowed in accordance with the provisions of any Applicable Law governing offset entitlements.

K.	Parties to this Agreement

The Parties shall not assign, novate, transfer, declare a trust or in any other way alienate any other rights under this Agreement, whether in whole or in part, without the prior written consent of the other Party. The merger of a Party with, or an acquisition of the securities of a Party by, any unaffiliated person or entity shall not be subject to the provisions of this paragraph K. This Agreement shall be binding upon all successors, assignees and transferees of the Parties to this Agreement.

L.	Rights and Remedies

No failure or delay by any Party in exercising any right or remedy provided by law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

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M.	Publicity

Except in instances where disclosure is required by Applicable Law (including disclosures to federal and state regulators and financial auditors and examiners, and disclosures in securities law filings, public financial statements and earnings results), no Party may make or issue a public announcement, communication or circular concerning the transactions referred to in this Agreement unless, in the case of the Retrocedant, it has first obtained the Retrocessionaire’s written consent, or in the case of the Retrocessionaire, it has first obtained the Retrocedant’s written consent, in each case not to be unreasonably withheld, conditioned, or delayed.

N.	Sanctions

Notwithstanding anything herein to the contrary, the Retrocessionaire will not provide cover, and will not be liable to pay any amount or provide any benefit hereunder, to the extent that the provision of such cover, payment of such amount or provision of such benefit would expose the Retrocessionaire to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, or Applicable Laws of any jurisdiction applicable to the Retrocessionaire.

O.	Independent Investigation; Arms-Length Agreement

The Parties acknowledge that they have each entered into this Agreement in reliance upon their own independent investigation and analysis of the Subject Business and Underlying Contracts and their respective rights and obligations thereunder. The Parties acknowledge that they have read this Agreement, that they have had the opportunity to discuss it with their own legal counsel, financial advisors and others as deemed necessary, that they fully understand all the terms contained herein, and each Party further acknowledges that this Agreement is freely given and voluntarily executed. Neither Retrocedant nor Retrocessionaire shall be deemed the drafter of this Agreement or any provisions thereof and this Agreement shall be interpreted without resort to any doctrine calling for ambiguities to be construed against the drafter of the document.

ARTICLE 16 - COLLATERALIZATION OF NET SUBJECT LIABILITIES

A.	Retrocessionaire agrees to collateralize 100% of the NSL at the option of Retrocedant, as provided for in the Special Events of Default by Retrocessionaire Article, by trust account, cash advances or a letter of credit reasonably acceptable to Retrocedant. Retrocessionaire shall have the option to fund in another manner if the method and form thereof is acceptable to the insurance regulatory authorities having jurisdiction over Retrocedant’s reserves.

B.	When funding by a letter of credit, Retrocessionaire agrees to apply for and secure timely delivery to Retrocedant of a clean, irrevocable and unconditional letter of credit issued by a bank meeting Retrocedant’s reasonable standards for issuers of letters of credit. Such letter of credit shall be issued for a period of not less than one year, and shall contain an “evergreen” clause, which automatically extends the term for one year from its date of expiration or any future expiration date, unless 30 days prior to any expiration date the issuing bank shall notify Retrocedant by certified or registered mail that the issuing bank elects not to consider the letter of credit extended for any additional period.

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C.	In calculating 100% of the NSL as respects paragraph A and/or B above, the NSL shall be as of the date the provisions of paragraph A and/or B above are invoked.

D.	Retrocessionaire and Retrocedant agree that the letters of credit or other funding provided by Retrocessionaire pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by Retrocedant or any successor, by operation of law, of Retrocedant including, without limitation, any liquidator, rehabilitator, receiver or conservator of Retrocedant for the following purposes, unless otherwise provided for in a separate trust agreement:

1.	To reimburse Retrocedant for the UNL, the payment of which is due under the terms of this Agreement and which has not been otherwise paid; and/or

2.	To fund an account with Retrocedant for 100% of the NSL as of any one date. Such cash deposit shall be held in an interest-bearing account separate from Retrocedant’s other assets, and interest thereon not in excess of the U.S. prime rate shall accrue to the benefit of Retrocessionaire.

All of the foregoing shall be applied without diminution because of insolvency on the part of Retrocedant or Retrocessionaire. In the event the amount drawn by Retrocedant is in excess of the actual amount required for (1) or (3), or in the case of (4), the actual amount determined to be due, Retrocedant shall promptly return to Retrocessionaire the excess amount so drawn.

E.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by Retrocedant or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of Retrocedant.

F.	At quarterly intervals, Retrocedant shall prepare a specific statement of the NSL as of that date, for the sole purpose of amending the letter of credit or other method of funding, in the following manner:

1.	If the statement shows that the NSL as of that statement date exceed the balance of the letter of credit as of the statement date, Retrocessionaire shall, within 30 Business Days after receipt of notice of such excess, secure delivery to Retrocedant of an amendment to the letter of credit increasing the amount of credit by the amount of such difference. Should another method of funding be used, Retrocessionaire shall increase such funding by the amount of the difference set forth in the statement within 30 Business Days after receipt of the statement.

2.	If, however, the statement shows that the NSL as of that statement date are less than the balance of the letter of credit (or that 100% of the NSL as of that statement date are less than the trust account balance if funding is provided by a trust agreement) as of the statement date, Retrocedant shall, within 30 days after receipt of written request from Retrocessionaire, release such excess credit by agreeing to secure an amendment to the letter of credit reducing the amount of credit available by the amount of such excess credit. Should another method of funding be used, Retrocedant shall decrease such funding by the amount of the difference set forth in the statement within 30 days after receipt of the statement.

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ARTICLE 17 - INSOLVENCY

A.	In the event of the insolvency of the Retrocedant, this retrocession shall be payable directly to the Retrocedant or to its liquidator, receiver, conservator or statutory successor, with reasonable provision for verification, on the basis of the liability of the Retrocedant or on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Retrocedant or because the liquidator, receiver, conservator or statutory successor of the Retrocedant has failed to pay all or a portion of any claim under the Subject Business. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Retrocedant shall give written notice to the Retrocessionaire of the pendency of a claim against the Retrocedant indicating the Underlying Contract retroceded which claim would involve a possible liability on the part of the Retrocessionaire within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Retrocedant or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Retrocessionaire shall be chargeable, subject to the approval of the court, against the Retrocedant as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Retrocedant solely as a result of the defense undertaken by the Retrocessionaire.

B.	It is further understood and agreed that, in the event of the insolvency of the Retrocedant, the reinsurance under this Agreement shall be payable directly by the Retrocessionaire to the Retrocedant or to its liquidator, receiver or statutory successor, except as provided by the Contracts (Rights of Third Parties) Act of 2016 where this Agreement expressly identifies a third party who may in its own right enforce a term of the Agreement, subject at all times to all of the terms, conditions, and limitations of this Agreement.

C.	Notwithstanding the foregoing and subject always to the Aggregate Limit, in no event shall the provisions of this Article be construed to change the liability of Retrocessionaire to remit payment hereunder to any amount greater than the Payment Limit.

ARTICLE 18 - ARBITRATION

A.	Except as otherwise provided herein, all disputes between the Parties in respect to this Agreement shall be resolved pursuant to the terms of this Article.

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B.	Prior to the commencement of arbitration in accordance with this Article, the Parties will utilize an expedited dispute resolution process involving one senior executive from each of Retrocedant and Retrocessionaire (each, a “Senior Executive”). If such Senior Executives are unable to resolve the dispute within 10 Business Days of the dispute being referred to them, either Party may seek to resolve the dispute in accordance with this Article. Retrocedant and Retrocessionaire intend that the arbitrators will make their decision with a view to effecting the intent of this Agreement.

C.	To initiate arbitration, one Party (“Petitioner”) will notify the other (“Respondent”) in writing of its desire to arbitrate, stating the nature of its dispute, the remedy sought, and the name of its Party-appointed arbitrator. Respondent shall respond to the notification in writing within 30 Business Days, and in its response, it shall name its Party-appointed arbitrator. If Respondent fails to name its arbitrator within the allotted time, Petitioner shall appoint both arbitrators. The two arbitrators shall select a third arbitrator within 30 Business Days of the date on which the latter of the two such arbitrators was appointed. Should the two arbitrators selected by the Parties not be able to agree upon the choice of a third, then the Parties shall each name 4 arbitrators from the Certified Umpires List maintained by the AIDA Reinsurance and Insurance Arbitration Society (“ARIAS●U.S.”). Beginning with Respondent, each Party shall eliminate one arbitrator from the eight listed until one arbitrator remains. If this arbitrator declines to serve, the arbitrator last eliminated will be approached to serve. This process shall be repeated until an arbitrator has agreed to serve as the third arbitrator.

D.	All three arbitrators must be disinterested persons designated as Certified Professionals by ARIAS●U.S. with not less than 10 years’ experience as present or former officers of property and casualty insurance companies or property and casualty reinsurance companies, excluding however, officers or employees of Retrocedant and Retrocessionaire or their respective Affiliates. If an arbitrator, subsequent to his or her appointment, is unwilling or unable to act, a new arbitrator shall be appointed to replace him or her by the same procedure by which he or she was appointed. Each Party shall pay the fee and expenses of its own arbitrator and equally bear the fee and expenses of the third arbitrator. All other expenses of the arbitration shall be equally divided between the Parties. The arbitrators, in their discretion, may award such further costs and expenses as it considers appropriate, including, but not limited to, reasonable attorneys’ fees, to the extent permitted by law; however, the arbitrators shall have no authority or discretion to award any punitive, special, exemplary, consequential or other similar damages.

E.	The arbitration shall take place at a location in New York, New York unless otherwise agreed to in writing by both Retrocedant and Retrocessionaire. The arbitrators shall have the power to fix by a notice in writing to the Parties involved, a reasonable time and location for the arbitration hearing and may prescribe all procedural rules relating to the course and conduct of the arbitration.

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F.	The written decision of a majority of the arbitrators shall be final and binding on Retrocedant and Retrocessionaire and their respective successors and assigns. The arbitrators shall use their best efforts to render a written award within three months of the arbitration hearing, unless both Parties agree otherwise. Failure of the arbitrators to render such decision within the three-month period shall not be grounds for challenging or contesting in any respect the validity or enforceability of any written decision. The panel is empowered to grant interim relief as it may deem appropriate. Notwithstanding the foregoing, nothing in this Agreement shall prevent either Party from seeking provisional measures from the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York (“New York Courts”) and any appellate court, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

G.	Each of Retrocedant and Retrocessionaire consents to the exclusive jurisdiction and venue of the New York Courts and any appellate court from any decision thereof for purposes of any actions or proceedings in connection with the arbitration, including proceedings to compel, stay, or enjoin arbitration, to seek interim relief in aid of arbitration, or to confirm, vacate, modify or correct an arbitration award, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued hereunder. For the avoidance of doubt, Retrocedant and Retrocessionaire shall have the right to seek and obtain in such courts provisional relief prior to the panel being fully formed pursuant to this Article, including prior to the commencement of the arbitration proceeding.

H.	Unless prohibited by law, the New York Courts shall have exclusive jurisdiction over any and all court proceedings that any Party may initiate in connection with the arbitration, including proceedings to compel, stay, or enjoin arbitration or to confirm, vacate, modify, or correct an arbitration award, and shall have non-exclusive jurisdiction for the enforcement of any award hereunder. In addition, Retrocedant and Retrocessionaire shall have the right to seek and obtain in such courts provisional relief prior to the panel being fully formed pursuant to this Article, including prior to the commencement of the arbitration proceeding.

I.	Notwithstanding the foregoing, for all disputes where the only claim is for monetary relief and the amount in dispute is less than $1,000,000, then the Parties agree that such dispute shall be determined by a single umpire in accordance with the then current ARIAS●U.S. Streamlined Rules for the Resolution of U.S. Insurance and Reinsurance Disputes, which are incorporated herein by reference.

ARTICLE 19 - GOVERNING LAW AND JURISDICTION

A.	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, the laws of Bermuda. Notwithstanding the foregoing, the liability of the underlying ceding companies or Retrocedant as determined by a court or arbitration panel or arising from a judgment, settlement, compromise or adjustment of claims or losses resulting from the Subject Business, including payments involving coverage issues and/or the resolution of whether such claim is required by contract, law, regulation, or regulatory authority to be covered (or not to be excluded), shall, subject to the terms, conditions and limits of this Contract, be binding on the Retrocessionaire regardless of whether such court or arbitration determination, judgment, settlement, compromise or adjustment is in respect of a liability recognized by or contrary to the governing law of this Agreement.

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B.	The applicable courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement, including disputes arising out of or in connection with:

1.	The creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and

2.	Any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each Party irrevocably submits to the jurisdiction of the applicable courts and waives any objection to the exercise of such jurisdiction.

ARTICLE 20 - INTERMEDIARY

A.	TigerRisk Partners LLC is hereby recognized as the Intermediary (the “Intermediary”) negotiating this Agreement for all business hereunder.

B.	Retrocessionaire shall be solely responsible to pay the Intermediary its brokerage fee (as set forth in Schedule D attached hereto) for negotiating this Agreement and for all other services performed hereunder.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives:

JRG REINSURANCE COMPANY, LTD.

By:	/s/ Daniel Heinlein
Title:	President & CEO

FORTITUDE REINSURANCE COMPANY LTD.

By:	/s/ Jack McGregor
Title:	Chief P&C Reinsurance Officer

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